CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

HIGHBURY FINANCIAL INC.

PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION
LAW OF THE STATE OF DELAWARE

Highbury Financial Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), on August 10, 2009, the Board of Directors adopted the following resolution creating a series of 1,000 shares of Preferred Stock designated as “Series B Convertible Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, a series of Preferred Stock, par value $0.0001 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Series B Convertible Preferred Stock

1.            Designation and Amount.  There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock,” and the number of shares constituting such series shall be 1,000.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Convertible Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation; provided, further, that such number of shares may not be increased without the approval of the holders of a majority of the then outstanding shares of Series B Convertible Preferred Stock.

2.            Dividends and Distributions.

(a)           The holders of the Series B Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, cumulative dividends as provided in this Section 2(a).  Each outstanding share of Series B Convertible Preferred Stock shall accrue dividends (whether or not declared or paid, whether or not permitted under any agreement and whether or not there are profits, surplus or other funds legally available therefor) commencing on the date such share of Series B Convertible Preferred Stock was first issued at the Applicable Dividend Rate (as defined below) on the Face Value, payable in cash in arrears on the last day of each calendar quarter (such date, the “Quarterly Payment Date,” and each such payment, a “Quarterly Dividend Payment”).  Dividends are to be calculated on the basis of the actual number of days elapsed for any date of determination that is less than a full quarterly period.  If the last day of a calendar quarter is not a business day, any dividend hereunder shall be payable on the next business day.  Accrued but unpaid dividends shall be compounded annually.  The “Applicable Dividend Rate” shall initially equal 4% per annum; provided, however, in the event that the Corporation fails to pay the Quarterly Dividend Payment on the applicable Quarterly Payment Dates in their entirety for two consecutive quarters, the Applicable Dividend Rate shall increase by 4% per annum (for example, from 4% per annum to 8% per annum), and shall be further increased by 2% for each consecutive fiscal quarter thereafter in which the Corporation fails to pay the entire Quarterly Dividend Payment, subject to a maximum applicable dividend rate of 16% per annum; provided, further, that the Applicable Dividend Rate shall be adjusted to 4% per annum at such time as all accrued and unpaid dividends with respect to the Series B Convertible Preferred Stock have been paid in full (subject to subsequent adjustments pursuant to the immediately preceding proviso in the event that the Corporation subsequently fails to pay two consecutive Quarterly Dividend Payments in full on the applicable Quarterly Payment Dates).

(b)           The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless the holders of the Series B Convertible Preferred Stock then outstanding shall first receive, or simultaneously receive: (i) any Quarterly Dividend Payments that have not previously been paid; and (ii) in the case of a dividend on Common Stock (other than dividends payable in shares of Common Stock), that dividend per share of Series B Convertible Preferred Stock as would equal the product of (x) the dividend payable on each share of Common Stock multiplied by (y) the Conversion Number (the amount described in this clause (ii), the “Common Stock Dividend”).  The Quarterly Dividend Payment payable with respect to the calendar quarter in which any Common Stock Dividend is paid pursuant to this Section 2(b) shall be reduced by the amount of such Common Stock Dividend, but not less than zero.

(c)           Dividends paid on the shares of Series B Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series B Convertible Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

(d)           At any time that the Corporation has failed to pay Quarterly Dividend Payments payable on any share or shares of Series B Convertible Preferred Stock for four consecutive quarters, each holder of Series B Convertible Preferred Stock shall have the right to convert all or a portion of its, his or her shares of Series B Convertible Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is equal to (i) the Conversion Number multiplied by (ii) the number of shares of Series B Convertible Preferred Stock so converted.  If and when the Corporation’s default shall cease to exist, the right of the holders to Series B Convertible Preferred Stock to convert pursuant to this Section 2(d) shall cease to exist.

3.            Voting Rights.  The holders of shares of Series B Convertible Preferred Stock shall have the following voting rights:

(a)           Holders of Series B Convertible Stock shall be entitled to vote together with holders of Common Stock and not as a separate class to approve any Sale Event, dissolution of the Corporation or amendment to the Certificate of Incorporation. On all such matters, each share of Series B Convertible Preferred Stock shall entitle the holder thereof to a number of votes equal to the product of (i) the Voting Ratio multiplied by (ii) the Conversion Number.  Each share of Series B Convertible Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the holders of Series B Convertible Preferred Stock voting separately as a class.  The Voting Ratio shall mean .75471668.

(b)           Except as required by law or by Section 3(c), 3(d) or 3(e) hereof, holders of Series B Convertible Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(c)           Until such time as an aggregate of not less than 700 shares of Series B Convertible Preferred Stock (as ratably adjusted on account of any stock splits, stock dividends or similar events affecting the Series B Convertible Preferred Stock) have been converted into Common Stock or redeemed in accordance with the terms hereof, (i) the holders of record of Series B Convertible Preferred Stock, voting separately as a class to the exclusion of the holders of each other class or series of capital stock of the Corporation, shall be entitled to vote for the election of a number of directors equal to 25% of the total number of the Corporation’s directors (subject to appropriate reduction if the number of directors, divided by four, does not result in an integer) (the “Series B Directors”) and (ii) the Corporation shall not, without the approval of the holders of at least a majority of the shares of Series B Convertible Preferred Stock then issued and outstanding, increase or decrease the number of directors constituting the Board of Directors to a total number that is not evenly divisible by four.  The Corporation’s Nominating and Governance Committee may reject any nominee for a Series B Director if such nominee (A) has been involved in certain legal proceedings that would require disclosure pursuant to Item 401(f) of Regulation S-K or (B) has been convicted of any crime or is or has engaged in any conduct or is subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Securities Exchange Act of 1934 that would be a basis for denial, suspension or revocation of registration of, or any limitation on the activities of, Aston as an investment adviser under Section 203(e) of the Investment Advisers Act of 1940 or would need to be disclosed pursuant to Rule 206(4)-4(b) of the Investment Advisers Act of 1940.  Each Series B Director shall not be a member of Class A, Class B or Class C of the Board of Directors of the Corporation, but shall serve until the next annual meeting of stockholders for the election of directors, or until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the provisions of this Section 3(c).  The voting rights granted by this Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series B Convertible Preferred Stock in this Section 3.  Notwithstanding the foregoing, at such time as less than an aggregate of 700 but more than an aggregate of 500 shares of Series B Convertible Preferred Stock (as ratably adjusted on account of any stock splits, stock dividends or similar events affecting the Series B Convertible Preferred Stock) are converted into Common Stock or redeemed, the number of Series B Directors shall be reduced to one director.

(d)           If, at the time of any annual meeting of stockholders for the election of directors, the Corporation has failed to pay Quarterly Dividend Payments payable on any share or shares of Series B Convertible Preferred Stock for four consecutive quarters, the number of directors constituting the Board of Directors of the Corporation shall automatically be increased such that the newly created directorships (the “Additional Series B Directors”) together with the Series B Directors and any other director who is a Management Stockholder, represent 40% of the Board of Directors (subject to appropriate reduction if the number of directors multiplied by 0.4 does not result in an integer).  The holders of record of the Series B Convertible Preferred Stock, voting separately as a class to the exclusion of the holders of each other class or series of capital stock of the Corporation, shall be entitled at such annual meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears on the Series B Convertible Preferred Stock have been paid or declared and set apart for payment prior thereto, to vote for the election of the Additional Series B Directors; provided that the Corporation’s Nominating and Governance Committee may reject a nominee as Additional Series B Director based on the criteria set forth above in Section 3(c).  Each Additional Series B Director shall not be a member of Class A, Class B or Class C of the Board of Directors of the Corporation, but shall serve until the next annual meeting of stockholders for the election of directors, or until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the provisions of this Section 3(d).  Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, (i) any Additional Series B Director who shall have been so elected pursuant to the provisions of this Section 3(d) may be removed at any time, without cause, only by the affirmative vote of the holders of the shares of Series B Convertible Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any Series B Director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders and (ii) any increase or decrease in the number of directors serving on the Board of Directors of the Corporation (other than the automatic increase or decrease provided for in this Section 3(d)) must be approved by the affirmative vote of the holders of a majority of the shares of Series B Convertible Preferred Stock then outstanding.  If and when such default shall cease to exist, the holders of the Series B Convertible Preferred Stock shall be divested of the special voting rights set forth in this Section 3(d), subject to revesting in the event of each and every subsequent like default in payments of dividends for four consecutive quarters.  Upon the termination of the foregoing special voting rights, the terms of office of all Additional Series B Directors shall forthwith expire and terminate, and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.  The voting rights granted by this Section 3(d) shall be in addition to any other voting rights granted to the holders of the Series B Convertible Preferred Stock in this Section 3.

(e)           So long as shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not, whether by way of amendment, merger, consolidation, agreement or otherwise, without the prior written consent of holders of at least a majority of the shares of Series B Convertible Preferred Stock then outstanding, voting separately as a class to the exclusion of the holders of each other class or series of capital stock of the Corporation:

(i)           take any action that would limit or otherwise adversely affect the conversion rights described in Sections 2(d), 6, 9(b) and 10(a)(ii), including without limitation any reverse stock split of the Series B Convertible Preferred Stock or similar transaction that would permit the cash out of a substantial portion of the Common Stock issuable upon such conversion as fractional shares; provided that this Section 3(e)(i) shall not limit the Corporation’s ability to consummate any Sale Event or any redemption described in Section 9(a) or 10; or

(ii)           become bound by any restriction, prohibition or limitation, whether pursuant to the terms of any security, debt instrument, contract, its Certificate of Incorporation or By-laws or otherwise, on the ability of the Corporation to pay the Quarterly Dividend Payments in accordance with the terms of Section 2 other than (A) the limitations pursuant to Section 170 of the Delaware General Corporation Law and (B) provisions of agreements relating to the Corporation’s incurrence of bona fide Indebtedness which prohibit the payment of any Quarterly Dividend Payment upon any payment default with respect to such Indebtedness or the occurrence of any other event of default thereunder which the Board of Directors determined in good faith, at the time of the incurrence of such Indebtedness (or the modification of the terms and conditions thereof), was not reasonably likely to occur.

4.            Certain Restrictions.  Whenever Quarterly Dividend Payments or other dividends or distributions payable on the Series B Convertible Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Convertible Preferred Stock outstanding shall have been paid in full, the Corporation shall not, without the written consent of the holders of at least a majority of the shares of Series B Convertible Preferred Stock then outstanding, redeem, purchase or otherwise acquire for consideration any shares of the Corporation’s capital stock or options or warrants to purchase capital stock, or permit any of subsidiary of the Corporation to do so; provided that the Corporation shall be permitted to redeem shares of its Series A Junior Participating Preferred Stock pursuant to the Rights Agreement, dated August 10, 2009, between Continental Stock Transfer & Trust Company and the Corporation.

5.            Reacquired Shares.  Any shares of Series B Convertible Preferred Stock converted into Common Stock in accordance with the provisions hereof or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the conversion or acquisition thereof.  All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

6.            Conversion.

(a)           Optional Conversion. During the twelve month period commencing April 20, 2011, and during each twelve month period commencing on each April 20 thereafter (each an “Applicable Period”), each Initial Holder, together with its Permitted Transferees, shall have the right, in its, his or her sole discretion, to convert a number of shares of Series B Convertible Preferred Stock less than or equal to 10% of the aggregate number of shares of Series B Convertible Preferred Stock initially issued to such Initial Holder in the Transaction (as ratably adjusted on account of any stock splits, stock dividends or similar events affecting the Series B Convertible Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is equal to the Conversion Number; provided that the aggregate number of shares of Series B Convertible Preferred Stock converted by any Initial Holder, together with its Permitted Transferees, pursuant to this Section 6(a) shall in no event exceed 50% of the aggregate number of shares of Series B Convertible Preferred Stock initially issued to such Initial Holder in the Transaction (as ratably adjusted on account of any stock splits, stock dividends or similar events affecting the Series B Convertible Preferred Stock); provided, further, that the aggregate number of shares of Series B Convertible Preferred Stock converted during any Applicable Period pursuant to this Section 6(a) by all holders of Series B Convertible Preferred Stock shall in no event exceed 5% of the aggregate number of shares of Series B Convertible Preferred Stock initially issued in the Transaction (as ratably adjusted on account of any stock splits, stock dividends or similar events affecting the Series B Convertible Preferred Stock) (the “5% Threshold”).  Each holder electing to convert his or her shares of Series B Convertible Preferred Stock pursuant to this Section 6(a) shall, in addition to complying with the procedures set forth in Section 6(c)(i) below, deliver notice of such election to each other holder of Series B Convertible Preferred Stock at the address set forth for such holder in the Corporation’s records, indicating the number of shares being converted and the effective date of such conversion, which date shall be at least five business days after the date of such notice.  If the holders of shares of Series B Convertible Preferred Stock elect to convert an aggregate number of shares of Series B Convertible Preferred Stock in excess of the 5% Threshold for an Applicable Period, each electing holder shall be permitted to convert a number of shares calculated by multiplying (i) the 5% Threshold (minus the number of shares previously converted during such Applicable Period pursuant to this Section 6(a)) by (ii) a fraction (x) the numerator of which is the number of shares such holder has elected to convert and (y) the denominator of which is the aggregate number of shares all holders have elected to convert.

(b)           Conversion upon Termination.  If a Management Stockholder’s employment with Aston (or its Controlled Affiliates) terminates as a result of such Management Stockholder’s death, Permanent Incapacity, Retirement or Removal Upon the Instruction of the Management Committee, such Management Stockholder, his or her Holding Company (if any) and their respective Permitted Transferees shall have the option to convert all, but not less than all of their shares of Series B Convertible Preferred Stock into such aggregate number of fully paid and nonassessable shares of Common Stock as is equal to the Conversion Number multiplied by the number of shares of Series B Convertible Preferred Stock so surrendered for conversion.  Such Management Stockholder may exercise such option by delivering written notice to the Corporation at any time following the date of termination of his or her employment.

(c)           Conversion upon a Reduction in AUM.  At any time after the occurrence of a Reduction in AUM and prior to the 120th day following the date thereof, the holders of a majority of the shares of Series B Convertible Preferred Stock then outstanding may elect to convert by delivering written notice to the Corporation all, but not less than all, of the outstanding shares of Series B Convertible Preferred Stock into such aggregate number of fully paid and nonassessable shares of Common Stock as is equal to the Conversion Number multiplied by the number of shares of Convertible Preferred Stock so surrendered for conversion.  The Corporation shall provide each holder of Series B Convertible Preferred with written notice promptly following the occurrence of a Reduction in AUM (but in no event more than ten business days following the end of the calendar month in which such Reduction in AUM occurred).

(d)           Procedure for Conversion.

(i)           Upon a conversion pursuant to this Section 6 or Section 2(d), 9(b) or 10(a)(ii), the relevant holder or holders of Series B Convertible Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or shall deliver an affidavit of loss to the Corporation in a form reasonably acceptable to the Corporation and its counsel, at its principal executive office or such other place as the Corporation may from time to time designate by notice to the holders of the Series B Convertible Preferred Stock.  Upon surrender of such certificate(s) or delivery of an affidavit of loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder’s designee, at the address designated for such holder in the Corporation’s records, certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion.  The issuance of certificates for Common Stock upon conversion of Preferred Stock shall be deemed effective as of the date of surrender of such Preferred Stock certificates or delivery of such affidavit of loss and such delivery will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.

(ii)           No fractional shares of Common Stock shall be issued upon conversion of the Series B Convertible Preferred Stock pursuant to this Section 6 or Section 2(d), 9(b) or 10(a)(ii).  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Market Price.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Convertible Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(iii)           Upon any conversion pursuant to this Section 6 or Section 2(d), 8(a), 9(b) or 10(a)(ii), all accrued or declared and unpaid dividends on the Series B Convertible Preferred Stock shall be payable, in full, and no adjustment to the Conversion Number shall be made for any declared or accrued but unpaid dividends on the Series B Convertible Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion; provided, however, that in the event that the Corporation does not have funds legally available to pay such amount, then the Conversion Number shall be increased with respect to each shares of Series B Convertible Preferred Stock so converted by an amount equal to (x) the aggregate amount of accrued and unpaid dividends on such shares of Series B Convertible Preferred Stock divided by (y) the lesser of the Conversion Price and the Market Price as of the effective date of such conversion.

7.            Liquidation, Dissolution or Winding Up.  Upon the occurrence of any Liquidation Event, the holders of shares of Series B Convertible Preferred Stock shall receive, to the extent available after payment of all amounts payable to creditors of the Corporation, an amount per share equal to the sum of (A) all accrued or declared and unpaid dividends with respect to such share of Series B Convertible Preferred Stock plus (B) the product of (i) the Conversion Number multiplied by (ii) the per share amount of all cash and other property to be distributed in respect of the Common Stock upon such Liquidation Event (assuming for purposes of this calculation that all shares of Series B Convertible Preferred Stock were converted into shares of Common Stock immediately prior to the Liquidation Event), any such amounts to be paid on a pari passu basis with the holders of Common Stock without any preference or priority of payment.  Neither a Sale Event nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a Liquidation Event.

8.            Sale Event.  In the event of a Sale Event, the Corporation shall have the option to (a) convert immediately prior to a Sale Event each outstanding share of the Series B Convertible Preferred Stock, including all accrued and unpaid dividends on such share, into such number of fully paid and nonassessable shares of Common Stock as is equal to the Conversion Number; and (b) cause all, but not less than all, of the shares of Common Stock into which the Series B Convertible Preferred Stock (plus any accrued and unpaid dividends) is converted to participate in such Sale Event on the same terms and conditions as other holders of Common Stock.  The Corporation shall exercise such option by delivering notice to all holders of Series B Convertible Preferred Stock at least 10 days prior to the anticipated closing date of the Sale Event.  If the Sale Event does not, in fact, occur, such notice shall automatically be revoked.

9.            Change of Control.  At any time following the occurrence of a Change of Control and prior to the 60th day following the date thereof, by delivering written notice to the Corporation, the holders of a majority of the shares of Series B Convertible Preferred Stock then outstanding may elect to:

(a)           require the Corporation to redeem all, but not less than all, of the outstanding shares of Series B Convertible Preferred Stock for a redemption price per share (the “Change of Control Redemption Price”) equal to the greater of (i) the Future Fair Value or (ii) the Face Value (plus, in the case of either (i) or (ii), any accrued and unpaid dividends); or

(b)           convert each outstanding share of Series B Convertible Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is equal to the Conversion Number.

Upon receiving a redemption request pursuant to clause (a) above, the Corporation shall set a date for redemption (the “Change of Control Redemption Date”), which date shall be within ten business days after receipt of such redemption request.  On and after the Change of Control Redemption Date, each holder of shares of Series B Convertible Preferred Stock to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place directed by the Corporation, and thereupon the Corporation shall pay such holder an aggregate amount equal to (i) the number of shares of Series B Convertible Preferred Stock held by such holder multiplied by (ii) the Change of Control Redemption Price.  The Corporation shall make such payment out of lawfully available funds either (in the sole discretion of the Corporation) in cash or by delivering a Promissory Note having an initial principal amount equal to such holder’s aggregate Change of Control Redemption Price.  On and after the Change of Control Redemption Date, unless the Corporation defaults in the payment of the Change of Control Redemption Price, dividends will cease to accumulate on shares of Series B Convertible Preferred Stock called for redemption and all rights of holders in those shares will terminate except for the right to receive the Change of Control Redemption Price without interest.

10.           Redemption.

(a)           Optional Price Redemption.

(i)           Subject to Section 10(a)(ii) below, at any time that the last sale price for the Common Stock of the Corporation has been at least $8.50 per share (as adjusted after the date hereof to give effect to any subdivision, stock split, combination or recapitalization of, or any stock dividend paid on, the Common Stock) for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given to the holders of Series B Convertible Preferred Stock (such notice, the “Optional Redemption Notice”), the Corporation shall have the option to redeem all of the outstanding shares of Series B Convertible Preferred Stock for a redemption price equal to the Face Value plus any accrued but unpaid dividends (the “Optional Redemption Price”) payable in cash out of lawfully available funds.  The Corporation shall fix a date for the redemption (the “Optional Redemption Date”), which date shall be at least 30 days after the date on which the Corporation delivers the Optional Redemption Notice.  An Optional Redemption Notice shall be mailed by first class mail, postage prepaid, by the Corporation to the registered holders of shares of Series B Convertible Preferred Stock to be redeemed at their last addresses as they shall appear on the registration books of the Corporation.

(ii)           If, within 30 days following the Corporation’s delivery of an Optional Redemption Notice, a holder of shares of Series B Convertible Preferred Stock so elects and delivers notice to the Corporation of such election, in lieu of the redemption described in Section 10(a)(i), each outstanding share of Series B Convertible Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is equal to the Conversion Number.

(iii)           On and after the Optional Redemption Date, each holder of shares of Series B Convertible Preferred Stock to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Optional Redemption Notice and make customary representations to the Corporation regarding title to such shares, and thereupon the Optional Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.  On and after the Optional Redemption Date, unless the Corporation defaults in the payment of the Optional Redemption Price, dividends will cease to accumulate on shares of Series B Convertible Preferred Stock called for redemption and all rights of holders in those shares will terminate except for the right to receive the Optional Redemption Price without interest; provided that if an Optional Redemption Notice shall have been given as provided in Section 10(a)(i) and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Optional Redemption Date) shall have been segregated and irrevocably set apart by the Corporation, in trust for the benefit of the holders of shares of Series B Convertible Preferred Stock called for redemption, then dividends shall cease to accumulate on the Optional Redemption Date on the shares to be redeemed and, at the close of business on the day on which such funds are segregated and set apart, the holders of the shares to be redeemed shall, with respect to the shares to be redeemed, cease to be stockholders of the Corporation and shall be entitled only to receive the Optional Redemption Price for such shares without interest from the Optional Redemption Date.

(b)           Redemption Upon Termination of Employment.

(i)           If a Management Stockholder’s employment with Aston (and any of its Controlled Affiliates) terminates for any reason, the Corporation shall have the option to redeem all, but not less than all, of the shares of Series B Convertible Preferred Stock held by such Management Stockholder, the Holding Company of which such Management Stockholder is an owner (if any), and each of their Permitted Transferees (any such redemption, a “Termination Redemption”) out of lawfully available funds.  The option to redeem shall be exercised by the Corporation by delivery to such Management Stockholder of a written notice (the “Termination Redemption Notice”) setting forth the Corporation’s intent to exercise the option via postage pre-paid registered or certified United States mail, to the attention of or otherwise actually delivered to such Management Stockholder at such Management Stockholder’s most recent address reflected in the Corporation’s payroll.  The closing of the Termination Redemption will take place on a date set by the Corporation (the “Termination Redemption Date”) which shall be after the last day of the calendar quarter in which the applicable Management Stockholder’s employment with Aston (or its Controlled Affiliate) terminated and not less than ten (10) business days after delivery of the Termination Redemption Notice, but which is not more than 120 days after the date such termination of employment occurred.  On and after the Termination Redemption Date, unless the Corporation defaults in the payment of the Termination Redemption Price (as defined below), dividends will cease to accumulate on shares of Series B Convertible Preferred Stock called for redemption and all rights of holders in those shares will terminate except for the right to receive the Termination Redemption Price without interest.  Notwithstanding the foregoing, until the Termination Redemption Date a Management Stockholder, the Holding Company of which such Management Stockholder is an owner and each of their Permitted Transferees shall retain the right to convert in accordance with Section 6(c), to the extent applicable, any shares of Series B Preferred Stock to be redeemed pursuant to a Termination Redemption.

(ii)           The aggregate redemption price payable by the Corporation for a Termination Redemption (the “Termination Redemption Price”) shall be an amount determined by multiplying the number of shares being redeemed by an amount equal to:

(A)           the Future Fair Value, if the Management Stockholder’s employment terminates at any time as a result of such Management Stockholder’s death, Permanent Incapacity, Retirement or Removal Upon Instruction of the Management Committee;

(B)           an amount equal to (x) the Future Fair Value multiplied by (y) 0.5, if the Management Stockholder’s employment terminates after April 20, 2011 for any reason other than as a result of such Management Stockholder’s death, Permanent Incapacity, Retirement or Removal Upon Instruction of the Management Committee;

(C)           $1.00, if the Management Stockholder’s employment terminates on or prior to April 20, 2011 as a result of such Management Stockholder’s Removal for Acting Contrary to the Best Interests of the Corporation; and

(D)           $1.00, if the Management Stockholder’s employment terminates on or prior to April 20, 2011 as a result of such Management Stockholder’s resignation.

(iii)           Payment of the Termination Redemption Price with respect to any Termination Redemption shall be made as follows:

(A)           in the case of a Termination Redemption following a termination of the employment of the applicable Management Stockholder as a result of a Removal Upon the Instruction of the Management Committee, within three business days after the Termination Redemption Date by wire-transfer of immediately available funds to an account designated to the Corporation by the Management Stockholder at least three business days prior to the Termination Redemption Date;

(B)           in the case of such a Termination Redemption following a termination of the employment of the applicable Management Stockholder for any other reason, within three business days after the Termination Redemption Date either (in the sole discretion of the Corporation) (1) by wire-transfer of immediately available funds to an account designated to the Corporation by the Management Stockholder at least three business days prior to the Termination Redemption Date or (2) by delivery of a Promissory Note having an initial principal amount equal to the applicable Termination Redemption Price.

11.           Fractional Shares.  Series B Convertible Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Convertible Preferred Stock.

12.           Definitions.

(a)           “Affiliate” means with respect to any person or entity (herein the “first party”), any other person or entity that directly or indirectly controls, or is controlled by, or is under common control with, such first party. The term “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to (a) vote 25% or more of the outstanding voting securities of such person or entity, or (b) otherwise direct the management or policies of such person or entity by contract or otherwise (other than solely as a director of a corporation (or similar entity) that has five or more directors).   For the purposes hereof, Aston is not an Affiliate of the Corporation.

(b)           “Applicable Cash Flow” means the positive difference (if any) of (i) the sum of (A) 25% of the Base Owners’ Allocation for the 24 months ending on the last day of the calendar quarter in which the termination of such Management Stockholder’s employment occurs, plus (B) 200% of the Base Owners’ Allocation for the three months ending on the last day of the calendar quarter in which the termination of such Management Stockholder’s employment occurs (C) 25% of the Earned Performance Owners’ Allocation for the 48 months ending on the last day of the calendar quarter in which the termination of such Management Stockholder’s employment occurs, minus (ii) the amount (if any) by which the combined actual operating expenses of Aston and any Controlled Affiliates thereof (determined on an accrual basis in accordance with GAAP consistently applied but excluding (x) any impairment charges with respect to Aston’s goodwill or other intangible assets and (y) any amortization or depreciation expenses which, in the case of either clause (x) or (y), may have accrued in accordance with GAAP) exceeded the Operating Allocation (including any previously reserved Operating Allocation) during the 12 months ending the last day of the calendar quarter in which the termination of such Management Stockholder’s employment occurs.

(c)           “Aston” means Aston Asset Management LLC.

(d)           “Base Owners’ Allocation” means for any period, the Owners’ Allocation for that period minus the Performance Owners’ Allocation (if any) for that period (determined on an accrual basis in accordance with GAAP consistently applied).

(e)           “Change of Control” means the occurrence of any of the following after the date of the Transaction:

(i)           a Sale Event;

(ii)           any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time) directly or indirectly acquires, including but not limited to by means of a merger or consolidation, beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under said Exchange Act) of securities possessing more than 20% of the total combined voting power of the Corporation’s outstanding securities other than (A) the Corporation or an affiliate of the Corporation, (B) an employee benefit plan of the Corporation or any affiliate of the Corporation, (C) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any affiliate of the Corporation, (D) an underwriter temporarily holding securities pursuant to an offering of such securities, (E) a person or group of persons that, directly or indirectly, beneficially owns securities possessing 20% or more of the total combined voting power of the Corporation’s outstanding securities on the date of the Transaction (including the Management Stockholder), or (F) a Management Stockholder or affiliate of a Management Stockholder, or any group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 as amended and in effect from time to time) which includes any Management Stockholder; provided that a Change of Control shall occur when the direct or indirect beneficial ownership of such person or group exceeds 30% of the total combined voting power of the Corporation’s outstanding securities;

(iii)           over a period of 36 consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members other than the Series B Directors (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members or otherwise (other than any such proxy contest initiated by any Management Stockholder), to be composed of individuals who either (A) have been Board members continuously since the beginning of that period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (A) who were still in office at the time that the election or nomination was approved by the Board; or

(iv)           there is a change in the composition of the Management Committee such that persons serving on the Management Committee at the time of the closing of the Transaction or persons elected or nominated by a majority of the Qualifying Managers then on the Management Committee cease to constitute a majority of the Management Committee.  For these purposes, a “Qualifying Manager” shall mean a member serving on the Management Committee at the time of the closing of the Transaction or another member of the Management Committee who was elected or nominated by a majority vote of the members of the Management Committee who were then Qualifying Managers.

(f)           “Controlled Affiliate” means with respect to any person or entity, any Affiliate of such person or entity under its “control,” as the term “control” is defined in the definition of Affiliate.

(g)           “Conversion Number” means, initially, 4,500 shares of Common Stock; such Conversion Number shall be subject to adjustment as provided below:

(i)           Adjustment for Stock Splits and Combinations of the Common Stock.  If the Corporation shall at any time or from time to time after the Transaction effect a subdivision of the outstanding Common Stock, the Conversion Number then in effect immediately before that subdivision shall be proportionately increased.  If the Corporation shall at any time or from time to time after the Transaction combine the outstanding shares of Common Stock, the Conversion Number then in effect immediately before the combination shall be proportionately decreased.  Any adjustment under this Section 12(g)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)           Adjustments for Stock Splits and Combinations of the Series B Convertible Preferred Stock. If the Corporation shall at any time or from time to time after the Transaction effect a subdivision of the outstanding Series B Convertible Preferred Stock, the Conversion Number then in effect immediately before that subdivision shall be proportionately decreased.  If the Corporation shall at any time or from time to time after the Transaction combine the outstanding shares of Series B Convertible Preferred Stock, the Conversion Number then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 12(g)(ii) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iii)           Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time, or from time to time after the Transaction shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Number then in effect shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Number then in effect by a fraction:

(1)                  the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution, and

(2)                  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Number shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Number shall be adjusted pursuant to this Section 12(g)(iii) as of the time of actual payment of such dividends or distributions; provided further, that no such adjustment shall be made if the holders of Series B Convertible Preferred Stock simultaneously receive an identical dividend or distribution in shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of Series B Convertible Preferred Stock had been converted into Common Stock immediately prior to such event.

(iv)           Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Transaction shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series B Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series B Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 12(g)(iv) with respect to the rights of the holders of the Series B Convertible Preferred Stock; provided further, that no such adjustment shall be made if the holders of Series B Convertible Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities that they would have received if all outstanding shares of Series B Convertible Preferred Stock had been converted into Common Stock immediately prior to such event.

(v)           Adjustment for Reclassification, Exchange, or Substitution.  If the Common Stock issuable upon the conversion of the Series B Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series B Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series B Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(vi)           Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Number pursuant to this Section 12(g), the Corporation shall, at its expense, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and identifying the shares of Series B Convertible Preferred Stock to which it applies and referencing the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any holder of Series B Convertible Preferred Stock furnish or cause to be furnished to such holder a similar certificate setting forth (A) such adjustments and readjustments, (B) the Conversion Number then in effect with respect to such holder’s shares, and (C) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of such holder’s shares of Series B Convertible Preferred Stock.

(h)           “Conversion Price” means, initially, $5.00; upon the occurrence of an event trigging an adjustment to the Conversion Number pursuant to Section 12(g), the Conversion Price shall be adjusted by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which shall be the Conversion Number in effect immediately prior to such event and (ii) the denominator of which shall be the Conversion Number in effect after giving effect to the adjustment pursuant to Section 12(g).

(i)           “Earned Performance Owners’ Allocation” means, with respect to a calendar quarter in which any fees or other payments falling within the definition of Performance Owners’ Allocation have been definitively allocated to or earned by Aston and are no longer subject to any offset, reduction or return, an amount equal to such definitively allocated or earned Performance Owners’ Allocation.

(j)           “Exchange Agreement” means that certain Exchange Agreement, dated as of August 10, 2009, by and among the Corporation and the investors and management stockholders named therein.

(k)           “Face Value” means $22,500 per share, as adjusted from time to time to give effect to any subdivision, stock split, stock dividend, combination of shares or recapitalization of the Series B Convertible Preferred Stock.

(l)           “For Cause” means with respect to the termination of a Management Stockholder’s employment with Aston (or any of its Controlled Affiliates), any of the following:

(i)           The Management Stockholder has been convicted of or indicted for (A) any criminal offense which is classified as a felony in the United States, or (B) any other criminal offense which involves a violation of federal or state securities laws or regulations (or equivalent laws or regulations of any country or political subdivision thereof in which the criminal offense occurs), embezzlement, fraud, wrongful taking or misappropriation of property, theft, or any other crime involving dishonesty;

(ii)           The Management Stockholder has persistently and willfully failed to perform his or her duties, including, without limitation, persistently and willfully violating or breaching any material provision of the Management Agreement, or has failed to devote substantially all of his or her working time to the performance of such duties, and in either such case such failure has not been cured by the Management Stockholder within 30 days following written notice; or

(iii)           The Management Stockholder has (A) engaged in a Prohibited Competition Activity (as defined in the Exchange Agreement), or (B) violated or breached Section 2.07 of the Exchange Agreement; provided, however, that, in any such case described in clause (A) or (B) of this paragraph, in the event such action by such Management Stockholder has not resulted (and, if cured, is not reasonably likely to result) in harm that is material to the Corporation, Aston or any of their respective Controlled Affiliates or any of the Funds, such Management Stockholder shall be provided with an opportunity to cure such action promptly (and in any event within 30 days) following written notice thereof (provided that such an opportunity to cure shall be available to a particular Management Stockholder solely with respect to the first three such actions by such Management Stockholder with respect to which such a written notice is provided, and provided, further, that such an opportunity to cure shall in no event be provided to a Management Stockholder if his or her violation, breach or other applicable action was willful or reckless).

(m)           “Funds” means shall mean any Mutual Fund or other commingled fund for which Aston provides Investment Services.

(n)           “Future Fair Value” shall be the product obtained by multiplying (i) 5.0 by (ii) the Applicable Cash Flow by (iii) 35% by (iv) ..001.

(o)           “GAAP” means U.S. generally accepted accounting principles.

(p)           “Holding Company” means a holder of Series B Convertible Preferred Stock all of whose issued and outstanding capital stock or other equity interests are owned by a Management Stockholder.

(q)           “Indebtedness” shall mean (i) all indebtedness of the Corporation for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of the Corporation which is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations of the Corporation under any financing leases, (iv) all obligations of the Corporation in respect of acceptances issued or created for its account, (v) all obligations of the Corporation under non-competition agreements reflected as liabilities on a balance sheet of the Corporation in accordance with GAAP, (vi) all liabilities secured by any Lien on any property owned by the Corporation even though the Corporation has not assumed or otherwise become liable for the payment thereof, and (vii) all net obligations of the Corporation under interest rate, commodity, foreign currency and financial markets swaps, options, futures and other hedging obligations.

(r)           “Initial Holder” means a holder of Series B Convertible Preferred Stock that received its shares of Series B Convertible Preferred Stock pursuant to the Exchange Agreement.

(s)           “Investment Services” means any services which involve (a) the management, administration, solicitation or distribution of an investment account, Mutual Fund or other commingled fund (or portions thereof or a group of investment accounts, Mutual Funds or other commingled funds) for compensation, (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds) for compensation, or (c) otherwise acting as an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as it may be amended from time to time, and any successor to such act.

(t)           “Lien” has the meaning set forth for such term in the Management Agreement.

(u)           “Liquidation Event” means the liquidation, dissolution or winding up of the Corporation, voluntary or otherwise.

(v)           “Management Agreement” means that certain Management Agreement, dated as of August 10, 2009, by and among the Corporation, Aston and the management stockholders named therein.

(w)           “Management Committee” means the management committee of Aston established by the Management Agreement.

(x)           “Management Stockholder” means (i) in the case of any holder of Series B Convertible Preferred Stock that is a natural person, such holder, and (ii) in the case of any holder of Series B Convertible Preferred Stock that is a Holding Company, that certain employee of Aston (or one of its Controlled Affiliates) who is the owner of the issued and outstanding capital stock of, or other equity interests in, such Holding Company (including any such employee after such employee has transferred any of his or her interest in such Holding Company to a Permitted Transferee).

(y)           “Market Price” means the value per share of a share of Common Stock, determined as follows:  (i) if the Common Stock is traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three days prior to the date of determination; (ii) if the Common Stock is actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three days prior to the closing; and (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(z)           “Mutual Funds” means a registered investment company (or series of registered investment companies).

(aa)           “Operating Allocation” has the meaning set forth for such term in the Management Agreement.

(bb)           “Owners’ Allocation” has the meaning set forth for such term in the Management Agreement.

(cc)           “Performance Owners’ Allocation” has the meaning set forth for such term in the Management Agreement.

(dd)           “Permanent Incapacity” means with respect to a Management Stockholder, that such Management Stockholder has been permanently and totally unable, by reason of injury, illness or other similar cause (as reasonably determined by the Corporation) to have performed his or her substantial and material duties and responsibilities to Aston and its Controlled Affiliates for a period of 365 consecutive days, which injury, illness or similar cause (as reasonably determined by the Corporation) would render such Management Stockholder incapable of operating in a similar capacity and manner in the future.

(ee)           “Permitted Transferee” means with respect to a Management Stockholder or Holding Company, its transferees pursuant to the provisions of Section 2.01 of the Investor Rights Agreement, dated as of August 10, 2009, by and among the Corporation and the investors and management stockholders named therein.

(ff)           “Promissory Note” means a promissory note issued by the Corporation in substantially the form attached to the Exchange Agreement.

(gg)           “Reduction in AUM” means the termination or other relinquishment of asset management contracts, in a single transaction or series of related transactions, which contracts represented more than 50% of Aston’s aggregate revenues for the twelve month period preceding such transaction or series of related transactions.

(hh)           “Removal For Acting Contrary to the Best Interest of the Corporation” means, with respect to a Management Stockholder, a determination by the Management Committee (excluding for all purposes the Management Stockholder whose removal is being considered), with the prior written consent of the Corporation to terminate the employment of such Management Stockholder For Cause or after a written determination of Unsatisfactory Performance hereunder.

(ii)           “Removal Upon the Instruction of the Management Committee” means, with respect to a Management Stockholder, a determination by the Chairman of Aston, Chief Executive Officer of Aston and one member of the Management Committee (excluding for all purposes the Management Stockholder whose removal is being considered), with the prior written consent of the Corporation, to terminate the employment of such Management Stockholder for any reason other than those described in the definition of Removal For Acting Contrary to the Best Interests of the Corporation (and for avoidance of doubt, any redemption pursuant to Section 10(b) following a termination at the election of Aston or the Corporation of the employment of a Management Stockholder for any reason other than death, Permanent Incapacity or Removal for Acting Contrary to the Best Interests of the Corporation shall be deemed a Removal Upon the Instruction of the Management Committee).

(jj)           “Retirement” means, with respect to a Management Stockholder, the termination by such Management Stockholder of such Management Stockholder’s employment with Aston and its Controlled Affiliates: (i) after the date such Management Stockholder shall have been continuously employed by the Corporation or its Controlled Affiliates for a period of time specified as to such Management Stockholder on Schedule A to the Exchange Agreement commencing with the later of April 20, 2006 or the date such Management Stockholder commenced his or her employment with Aston or its Controlled Affiliates and (ii) pursuant to a written notice given to the Corporation not less than one year prior to the date of such termination.

(kk)           “Sale Event” means (i) any merger or consolidation of the Corporation with or into another entity as a result of which all of the Common Stock of the Corporation is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) any exchange of all of the Common Stock of the Corporation for cash, securities or other property, or (iii) any sale, transfer or other disposition of all or substantially all of the assets of the Corporation on a consolidated basis with its subsidiaries in a single transaction or series of related transactions, including, without limitation, the sale, transfer or other disposition by the Corporation of a controlling interest in Aston; provided that a transaction described in clause (i) or (ii) shall not be deemed to be a Sale Event unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Corporation’s outstanding securities immediately prior to that transaction.

(ll)           “Transaction” means the acquisition of all of the Series B LLC Interests of Aston by the Corporation in exchange for shares of Series B Convertible Preferred Stock pursuant to the Exchange Agreement.

(mm)       “Unsatisfactory Performance” means a unanimous written determination by the Management Committee (excluding for all purposes the Management Stockholder whose removal is being considered, but not any other Management Stockholders, even if the Management Committee is also making a determination regarding potential Unsatisfactory Performance by one or more of such other Management Stockholders), with the written consent of the Corporation, that a Management Stockholder has failed to meet minimum requirements of satisfactory performance of his or her job, after such Management Stockholder has received written notice (with a copy to the Corporation) that the Management Committee was considering such a determination and the Management Stockholder has had a reasonable opportunity to respond in writing or in person (at such Management Stockholder’s request) after his or her receipt of such notice.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 10th day of August, 2009.

HIGHBURY FINANCIAL INC.

By:	/s/ Richard S. Foote
Name: Richard S. Foote
Title: President and Chief Executive Officer